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                                                                  EXHIBIT (j)(3)




                         VAN KAMPEN SENIOR INCOME TRUST


                          ----------------------------


                            AUCTION AGENCY AGREEMENT

                         dated as of [          ], 2004

             Relating to Auction Preferred Shares (Preferred Shares)

              Series M, Series T, Series W, Series TH and Series F

                                       of

                         VAN KAMPEN SENIOR INCOME TRUST

                          ----------------------------



                              THE BANK OF NEW YORK
                                as Auction Agent

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         This Auction Agency Agreement (this "Agreement"), dated as of [ ], is between VAN KAMPEN SENIOR INCOME TRUST (the "Fund") and The Bank of New York, a New York banking corporation.

         The Fund proposes to issue five series of auction preferred shares, par value $0.01 per share, designated Series M Preferred Shares, Series T Preferred Shares, Series W Preferred Shares, Series TH Preferred Shares and Series F Preferred Shares, liquidation preference $25,000 per share, ("Preferred Shares"), pursuant to the Fund's Certificate of Vote (as defined below).

         The Fund desires that The Bank of New York perform certain duties as agent in connection with each Auction (as defined below) of Preferred Shares (in such capacity, the "Auction Agent"), and as the transfer agent, registrar, dividend paying agent and redemption agent with respect to the Preferred Shares (in such capacity, the "Paying Agent"), upon the terms and conditions set forth in this Agreement, and the Fund hereby appoints The Bank of New York as said Auction Agent and Paying Agent in accordance with those terms and conditions (hereinafter generally referred to as the "Auction Agent," except in Sections 3 and 4 below).

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Fund and the Auction Agent agree as follows:

I.       DEFINITIONS AND RULES OF CONSTRUCTION.

         1.1      Terms Defined by Reference to the Certificate of Vote.

         Capitalized terms not defined herein shall have the respective meanings specified in the Certificate of Vote.

         1.2      Certain Defined Terms.

         As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

                  (a) "Agent Member" of any Person shall mean such Person's agent member of a participant in the Securities Depository that will act on behalf of a Bidder.

                  (b) "Auction" shall have the meaning specified in Section 2.1 hereof.

                  (c) "Auction Procedures" shall mean the Auction Procedures that are set forth in Part II of the Certificate of Vote.

                  (d) "Authorized Officer" shall mean each Vice President, Assistant Vice President and Assistant Treasurer of the Auction Agent assigned to the Dealing and Trading Group of its Corporate Trust Department, and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a written communication from the Auction Agent to the Fund.

                  (e) "Broker-Dealer Agreement" shall mean each agreement between the Auction Agent and a broker-dealer substantially in the form attached hereto as Exhibit A.

                  (f) "Certificate of Vote" shall mean the Certificate of Vote of the Fund, dated as of [ ], 2004, specifying the rights and preferences of the Preferred Shares, attached hereto as Exhibit B.
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                  (g) "Closing" with respect to the Preferred Shares, shall mean the date the Fund consummates the transactions for the initial issuance and sale of the Preferred Shares.

                  (h) "Fund Officer" shall mean the Chairman, the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, each Assistant Secretary and each Assistant Treasurer of the Fund and every other officer or employee of the Fund designated as a "Fund Officer" for purposes hereof in a written notice from the Fund to the Auction Agent.

                  (i) "Holder" shall be a holder of record of one or more Preferred Shares, listed as such in the stock register maintained by the Paying Agent pursuant to Section 4.6 hereof.

                  (j) "Interest Equivalent" means a yield on a 360-day basis of a discount basis security which is equal to the yield on an equivalent interest-bearing security.

         1.3      Rules of Construction.

         Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

                  (a) Words importing the singular number shall include the plural number and vice versa.

                  (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

                  (c) The words "hereof," "herein," "hereto," and other words of similar import refer to this Agreement as a whole.

                  (d) All references herein to a particular time of day shall be to New York City time.

                  (e) Regardless of the capacity in which The Bank of New York is acting under this Agreement, the provisions of this Agreement that are of general applicability (e.g. Sections I, V, VI and VII) shall apply to The Bank of New York, in spite of referring to The Bank of New York as "Auction Agent."

II.      THE AUCTION.

         2.1      Purpose; Incorporation by Reference of Auction Procedures.

                  (a) The Certificate of Vote provides that the Applicable Rate on Preferred Shares for each Dividend Period therefor after the initial Dividend Period shall be the rate per annum that a commercial bank, trust company or other financial institution appointed by the Fund advises results from the implementation of the Auction Procedures. The Board of Trustees of the Fund has adopted a resolution appointing The Bank of New York as Auction Agent for purposes of the Auction Procedures. The Auction Agent hereby accepts such appointment and agrees that, on each Auction Date, it shall follow the procedures set forth in this Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate for the Preferred Shares for the next Dividend Period. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

                  (b) All of the provisions contained in the Auction Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such

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provisions were set forth fully herein. In the case of any conflict between the terms of any document incorporated herein by reference and the terms hereof, the Auction Agent shall not be liable for its actions or inaction in accordance with the terms of this Agreement.

         2.2 Preparation for Each Auction; Maintenance of Registry of Existing Holders.

                  (a) As of the date hereof, the Fund shall provide the Auction Agent with a list of the Broker-Dealers and shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by each such Broker-Dealer. The Auction Agent shall keep such list current and accurate based upon information provided to it by Broker-Dealers and shall indicate thereon, or on a separate list, the identity of each Existing Holder, if any, whose most recent Order was submitted by a Broker-Dealer on such list and resulted in such Existing Holder continuing to hold or purchase Preferred Shares. Not later than five Business Days prior to any Auction Date for which any change in such list of Broker-Dealers is to be effective, the Fund shall notify the Auction Agent in writing of such change and, if any such change is the addition of a Broker-Dealer to such list, the Fund shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by such Broker-Dealer. The Auction Agent shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

                  (b) The provisions contained in the Certificate of Vote concerning Special Rate Periods and the notification of a Special Rate Period will be followed by the Fund and, to the extent applicable, the Auction Agent, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein. In the case of any conflict between the terms of any document incorporated herein by reference and the terms hereof, the Auction Agent shall not be liable for its actions or inaction in accordance with the terms of this Agreement.

                  (c) The current Applicable Percentage is 150%. In the event that the credit rating of the Preferred Shares changes in a way that results in a change in the Applicable Percentage, the Fund shall send prompt notice of such change to the Auction Agent. In the absence of its actual receipt of any such notice, the Auction Agent is authorized to apply, and shall be fully protected in applying, the Applicable Percentage last communicated to it by the Fund in a notice or set forth above in this paragraph.

                  (d) (i) On each Auction Date, the Auction Agent shall determine the dividend rate and the Maximum Rate. If any "AA" Financial Composite Commercial Paper Rate, Treasury Index Rate, Treasury Note Rate or Reference Rate, as the case may be, is not quoted on an interest equivalent, as the case may be, basis, the Auction Agent shall convert the quoted rate to the interest equivalent thereof as set forth in the definition of such rate in the Certificate of Vote if the rate obtained by the Auction Agent is quoted on a discount basis, or if such rate is quoted on a basis other than an interest equivalent or discount basis the Auction Agent shall convert the quoted rate to an interest equivalent rate after consultation with the Fund as to the method of such conversion.

                      (ii) If any "AA" Financial Composite Commercial Paper Rate is to be based on rates supplied by Commercial Paper Dealers and one or more of the Commercial Paper Dealers shall not provide a quotation for the determination of such "AA" Financial Composite Commercial Paper Rate, the Auction Agent shall promptly notify the Fund so that the Fund can determine whether to select a substitute Commercial Paper Dealer or substitute Commercial Paper Dealers to provide the quotation or quotations not being supplied by any Commercial Paper Dealer or Commercial Paper Dealers. The Fund shall promptly advise the Auction Agent of any such selection.

                        (iii) If any Treasury Index Rate or Treasury Note Rate is to be based on rates supplied by U.S. Government Securities Dealers and one or more of the U.S. Government Securities Dealers shall not provide a quotation for the determination of such Treasury Rate, the Auction Agent shall promptly notify the Fund so that the Fund can determine whether to select a substitute U.S. Government Securities Dealer or substitute U.S. Government Securities Dealers to provide the quotation or quotations not being supplied by any U.S. Government Securities Dealer or U.S. Government Securities Dealers. The Fund shall promptly advise the Auction Agent of any such selection.

                  (e) (i) The Auction Agent shall maintain a current registry of the Existing Holders of the Preferred Shares based upon information provided to it by Broker-Dealers for purposes of each individual Auction. The Fund shall use commercially reasonable efforts to provide or cause to be provided to the Auction Agent within ten Business Days following the date of the Closing a list of the initial Existing Holders of Preferred Shares, and the Broker-Dealer of each such Existing Holder through which such Existing Holder purchased such shares. The Auction Agent may conclusively rely upon, as evidence of the identities of the Existing Holders, such list, the results of each Auction and written notices from any Existing Holder, the Agent Member of any Existing Holder or the Broker-Dealer of any Existing Holder with respect to such Existing Holder's transfer of any Preferred Shares to another Person.

                        (ii) In the event of any partial redemption of any series of Preferred Shares, upon notice in writing by the Fund to the Auction Agent of such partial redemption, the Auction Agent promptly shall request the Securities Depository to notify the Auction Agent in writing of the identities of the Agent Members (and the respective numbers of shares) from the accounts of which shares have been called for redemption and the person or department at such Agent Member to contact regarding such redemption. At least two Business Days prior to the Auction preceding the date of redemption, the Auction Agent shall request each Agent Member so identified to disclose to the Auction Agent (upon selection by such Agent Member of the Existing Holders whose shares are to be redeemed) the number of Preferred Shares of each such Existing Holder, if any, to be redeemed by the Fund, provided that the Auction Agent has been furnished with the name and telephone number of a person or department at such Agent Member from which it is to request such information. In the absence of receiving any such information with respect to an Existing Holder, from such Existing Holder's Agent Member or otherwise, the Auction Agent may continue to treat such Existing Holder as having ownership of the number of Preferred Shares shown in the Auction Agent's registry of Existing Holders.

                        (iii) The Auction Agent shall register a transfer of the ownership of Preferred Shares of any series from an Existing Holder to another Existing Holder, or to another Person if permitted by the Fund, only if (A) such transfer is made pursuant to an Auction or (B) if such transfer is made other than pursuant to an Auction, the Auction Agent has been notified of such transfer in writing, in a notice substantially in the form of Exhibit C to the Broker-Dealer Agreement, by such Existing Holder or by the Agent Member of such Existing Holder. The Auction Agent is not required to accept any notice of transfer delivered for an Auction unless it is received by the Auction Agent by 3:00 p.m. on the Business Day next preceding the Auction Date. The Auction Agent shall rescind a transfer made on the registry of the Existing Holders of any Preferred Shares if the Auction Agent has been notified in writing, in a notice substantially in the form of Exhibit D to the Broker-Dealer Agreement, by the Agent Member or the Broker-Dealer of any Person that (i) purchased any Preferred Shares and the seller failed to deliver such shares or (ii) sold any Preferred Shares and the purchaser failed to make payment to such Person upon delivery to the purchaser of such shares.

                  (f) The Auction Agent may, but shall not be obligated to, request that the Broker Dealers, as set forth in Section 3.2(b) of the Broker-Dealer Agreements, provide the Auction Agent with a list of their respective customers that such Broker-Dealers believe are Beneficial Owners of Preferred Shares. The Auction Agent shall keep confidential any such information and shall not disclose any such information so provided to any Person other than the relevant Broker-Dealer and the Fund; provided, however, that the Auction Agent reserves the right and is authorized to disclose any such information if (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (b) it is advised by its counsel that its failure to do so would be unlawful or (c) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it.

         2.3      Auction Schedule.

         The Auction Agent shall normally conduct Auctions for each series of Preferred Shares every seven days after the first Auction, in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Fund, which consent shall not be withheld unreasonably. The Auction Agent shall give notice of any such change to each Broker-Dealer. Such notice shall be received prior to the first Auction Date on which any such change shall be effective.

Time                                      Event
----                                      -----
By 9:30 am.                               Auction Agent shall advise the Fund
                                          and the Broker-Dealers of the Maximum
                                          Rate as set forth in Section 2.2(d)(i)
                                          hereof.

9:30 a.m. - 1:00 p.m.                     Auction Agent shall assemble
                                          information communicated to it by
                                          Broker-Dealers as provided in Section
                                          3(a) of Part II of the Certificate of
                                          Vote. Submission deadline is 1:00 p.m.

Not earlier than 1:00p.m.                 Auction Agent shall make
                                          determinations pursuant to Section
                                          3(a) of Part II of the Certificate of
                                          Vote.

By approximately 3:30 p.m. and            Auction Agent shall advise the Fund of
not later than the close of business)     the results of the Auction as provided
                                          in Section 4(a) of Part II of the
                                          Certificate Vote.

                                          Submitted Bid Orders and Submitted
                                          Sell Orders will be accepted and
                                          rejected in whole or in part and
                                          Preferred Shares will be allocated as
                                          provided in Section 5 of Part II of
                                          the Certificate of Vote. Auction Agent
                                          shall give notice of the Auction
                                          results as set forth in Section 2.4
                                          hereof.


         2.4 Notice of Auction Results.

         On each Auction Date for any series of Preferred Shares, the Auction Agent shall notify Broker-Dealers of the results of the Auction (i.e., the resulting rate and those bids accepted and rejected) by telephone or other electronic means acceptable to the parties.

         2.5 Broker-Dealers.

                  (a) Not later than 12:00 noon on each Auction Date for any series of Preferred Shares, the Fund shall pay to the Auction Agent in Federal Funds or similar same-day funds an amount in cash equal to (i) in the case of any Auction Date immediately preceding a seven-day Dividend Period, the product of (A) a fraction the numerator of which is the number of days in such Dividend Period (calculated by counting the first day of such Dividend Period but excluding the last day thereof) and the denominator of which is 360, times (B) 1/4 of 1%, times (C) $25,000 times (D) the sum of the aggregate number of outstanding Preferred Shares for which the Auction is conducted and (ii) in the case of any Special Rate Period, the amount determined by mutual consent of the Fund and the Broker-Dealers pursuant to Section 3.5 of the Broker-Dealer Agreements. The Auction Agent shall apply such moneys as set forth in Section 3.5 of the Broker-Dealer Agreements and shall thereafter remit to the Fund any remaining funds paid to the Auction Agent pursuant to this Section 2.5(a).

                  (b) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed in writing by the Fund.

                  (c) The Auction Agent from time to time shall enter into such Broker-Dealer Agreements as the Fund shall request in writing.

         2.6 Ownership of Preferred Shares and Submission of Bids by the Fund and Its Affiliates.

         Neither the Fund nor any Affiliate of the Fund may submit any Sell Order or Bid, directly or indirectly, in any Auction, except that an Affiliate of the Fund that is a Broker-Dealer may submit a Sell Order or Bid on behalf of a Beneficial Owner or a Potential Beneficial Owner. The Fund shall notify the Auction Agent in writing if the Fund or, to the best of the Fund's knowledge, any Affiliate of the Fund becomes a Beneficial Owner of any Preferred Shares. Any Preferred Shares redeemed, purchased or otherwise acquired (i) by the Fund shall not be reissued, except in accordance with the requirements of the Securities Act of 1933, as amended ("Securities Act") or (ii) by its Affiliates shall not be transferred (other than to the Fund). The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.6.

         2.7 Access to and Maintenance of Auction Records.

         The Auction Agent shall afford to the Fund, its agents, independent public accountants and counsel, access at reasonable times during normal business hours to review and make extracts or copies (at the Fund's sole cost and expense) of all books, records, documents and other information concerning the conduct and results of Auctions, provided that any such agent, accountant or counsel shall furnish the Auction Agent with a letter from the Fund requesting that the Auction Agent afford such person access at least one Business Day prior to the date of such access. The Auction Agent shall maintain records relating to any Auction for a period of at least two years after such Auction (unless requested in writing by the Fund to maintain such records for such longer period not in excess of six years, then for such longer period), and such records, in reasonable detail, shall accurately and fairly reflect the actions taken by the Auction Agent hereunder. The Fund agrees to keep confidential any information regarding the customers of any Broker-Dealer received from the Auction Agent in connection with this Agreement or any Auction, and shall not disclose such information or permit the disclosure of such information without the prior written consent of the applicable Broker-Dealer to anyone except such agent, accountant or counsel engaged to audit or review the results of Auctions as permitted by this Section 2.7. The Fund reserves the right to disclose any such information if it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having authority to compel such disclosure, or if it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Broker-Dealer shall have offered indemnification satisfactory to the Fund. Any such agent, accountant or counsel, before having access to such information, shall agree to keep such information confidential and not to disclose such information or permit disclosure of such information without the prior written consent of the applicable Broker-Dealer, provided that such agent, accountant or counsel may reserve the right to disclose any such information if it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi judicial agency or authority having authority to compel such disclosure, or if it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Broker-Dealer shall have offered indemnification satisfactory to such agent, accountant or counsel. The Auction Agent shall have no responsibility for, and shall have no liability in connection with, the Fund's performance of its duties under this Section 2.7.

III.     THE AUCTION AGENT AS PAYING AGENT.

         3.1 The Paying Agent.

         The Board of Trustees of the Fund has adopted a resolution appointing The Bank of New York as Auction Agent and Paying Agent. The Paying Agent hereby accepts such appointment and agrees to act in accordance with its standard procedures and the provisions of the Certificate of Vote which are specified herein with respect to the Preferred Shares and as set forth in this Section 3. If there is any conflict between its standard procedures and this Agreement, the terms of this Agreement will govern.

         3.2 The Fund's Notices to the Paying Agent.

         Whenever any Preferred Shares are to be redeemed, the Fund promptly shall deliver to the Paying Agent a Notice of Redemption, which will be mailed by the Paying Agent to each Holder at least five Business Days prior to the date such Notice of Redemption is required to be mailed pursuant to the Certificate of Vote. Subject to the standards of Section 6.1 of this Agreement, the Paying Agent shall have no responsibility to confirm or verify the accuracy of any such Notice.

         3.3 The Fund to Provide Funds for Dividends and Redemptions.

                  (a) Not later than 12:00 noon on each Dividend Payment Date, the Fund shall deposit with the Paying Agent an aggregate amount of Federal Funds or similar same-day funds equal to the declared dividends to be paid to Holders on such Dividend Payment Date, and shall give the Paying Agent irrevocable written instructions to apply such funds to the payment of such dividends on such Dividend Payment Date.

                  (b) If the Fund shall give a Notice of Redemption, then by noon of the date fixed for redemption, the Fund shall deposit in trust with the Paying Agent an aggregate amount of Federal Funds or similar same-day funds sufficient to redeem such Preferred Shares called for redemption and shall give the Paying Agent irrevocable written instructions and authority to pay the redemption price to the Holders of Preferred Shares called for redemption upon surrender of the certificate or certificates therefor.

         3.4 Disbursing Dividends and Redemption Price.

         After receipt of the Federal Funds or similar same-day funds and instructions from the Fund described in Section 3.3 above, the Paying Agent shall pay to the Holders (or former Holders) entitled thereto (i) on each corresponding Dividend Payment Date, dividends on the Preferred Shares, and (ii) on any date fixed for redemption, the redemption price of any shares of Preferred Shares called for redemption. The amount of dividends for any Dividend Period to be paid by the Paying Agent to Holders will be determined by the Fund as set forth in Section 2 of Part I of the Certificate of Vote. The redemption price to be paid by the Paying Agent to the Holders of any shares of Preferred Shares called for redemption will be determined by the Fund as set forth in the Certificate of Vote. The Paying Agent shall have no duty to determine the redemption price and may rely on the amount thereof set forth in the Notice of Redemption.

IV. THE PAYING AGENT AS TRANSFER AGENT AND REGISTRAR.

         4.1 Original Issue of Share Certificates.

         On the Date of Original Issue for any Preferred Shares, one certificate for each series of the Preferred Shares shall be issued by the Fund and registered in the name of Cede & Co., as nominee of the Securities Depository, and countersigned by the Paying Agent.

         4.2 Registration of Transfer or Exchange of Shares.

         Except as provided in this Section 4.2, the Preferred Shares shall be registered solely in the name of the Securities Depository or its nominee. If the Securities Depository shall give notice of its intention to resign as such, and if the Fund shall not have selected a substitute Securities Depository acceptable to the Paying Agent prior to such resignation, then, upon such resignation of the Securities Depository, the Preferred Shares, at the Fund's request, may be registered for transfer or exchange, and new certificates thereupon shall be issued in the name of the designated transferee or transferees, upon surrender of the old certificate in form deemed by the Paying Agent to be properly endorsed for transfer with (a) all necessary endorsers' signatures guaranteed in such manner and form and by such guarantor as the Paying Agent may reasonably require, (b) such assurances as the Paying Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement and (c) satisfactory evidence of compliance with all applicable laws relating to the collection of taxes in connection with any registration of transfer or exchange or funds necessary for the payment of such taxes. During any period when the certificate or certificates for Preferred Shares are not held by a Securities Depository or its nominee in book-entry form, no Auctions shall be held and this Agreement may be terminated at the instance of either party as soon as practicable.

         4.3 Removal of Legend.

         Any request for removal of a legend indicating a restriction on transfer from a certificate evidencing Preferred Shares shall be accompanied by an opinion of counsel stating that such legend may be removed and such shares may be transferred free of the restriction described in such legend, said opinion to be delivered under cover of a letter from a Fund Officer authorizing the Paying Agent to remove the legend on the basis of said opinion.

         4.4 Lost, Stolen or Destroyed Shares Certificates.

         The Paying Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed, upon the fulfillment of such requirements as shall be deemed appropriate by the Fund. The Paying Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Fund to the Paying Agent to issue a replacement or new certificate pursuant to this Section 4.4 shall be deemed to be a representation and warranty by the Fund to the Paying Agent that such issuance will comply with provisions of applicable law and the Certificate of Vote and resolutions of the Fund.

         4.5 Disposition of Canceled Certificates: Record Retention.

         The Paying Agent shall retain stock certificates which have been canceled in transfer or in exchange and accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission (the "Commission") for at least two calendar years from the date of such cancellation. The Paying Agent, upon written request by the Fund, shall afford to the Fund, its agents and counsel access at reasonable times during normal business hours to review and make extracts or copies (at the Fund's sole cost and expense) of such certificates and accompanying documentation. Upon written request by the Fund at any time within the six month period commencing immediately after the expiration of this two-year period, the Paying Agent shall deliver to the Fund the canceled certificates and accompanying documentation. The Fund, at its expense, shall retain such records for a minimum additional period of at least four calendar years from the date of delivery of the records to the Fund and shall make such records available during this period at any time, or from time to time, for reasonable periodic, special, or other examinations by representatives of the Commission. The Fund also shall undertake to furnish to the Commission, upon demand, either at its principal office or at any regional office, complete, correct and current hard copies of any and all such records. Thereafter, such records shall not be destroyed by the Fund without the approval of the Paying Agent, which approval shall not be withheld unreasonably, but will be safely stored for possible future reference.

         4.6 Stock Register.

         The Paying Agent shall maintain the stock register, which shall contain a list of the Holders, the number of shares held by each Holder and the address of each Holder. The Paying Agent shall record in the stock register any change of address of a Holder upon written notice by such Holder. In case of any written request or demand for the inspection of the stock register or any other books of the Fund in the possession of the Paying Agent, the Paying Agent will notify the Fund and secure instructions as to permitting or refusing such inspection. The Paying Agent reserves the right, however, to exhibit the stock register or other records to any person in case (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (b) it is advised by its counsel that its failure to do so would be unlawful or (c) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it.

         4.7 Return of Funds.

         Any funds deposited with the Paying Agent by the Fund for any reason (other than for the payment of amounts due to the Paying Agent) under this Agreement, including for the payment of dividends or the redemption of Preferred Shares, that remain with the Paying Agent after 12 months shall be repaid to the Fund upon written request by the Fund.

V.       REPRESENTATIONS AND WARRANTIES.

         5.1 Representations and Warranties of the Fund.


         The Fund represents and warrants to the Auction Agent that:

                           (i) the Fund is duly organized and is validly
existing as a business trust under the laws of the Commonwealth of Massachusetts, and has full power to execute and deliver this Agreement and to authorize, create and issue the Preferred Shares;

                           (ii) the Fund is registered with the Commission under
the 1940 Act as a closed-end, non-diversified, management investment company;

                           (iii) this Agreement has been duly and validly
authorized, executed and delivered by the Fund and constitutes the legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles;

                           (iv) the form of the certificates evidencing the
Preferred Shares comply with all applicable laws of the Commonwealth of Massachusetts;

                           (v) the Preferred Shares have been duly and validly
authorized by the Fund and, upon completion of the initial sale of the Preferred Shares and receipt of payment therefor, will be validly issued by the Fund and fully paid;

                           (vi) at the time of the offering of the Preferred
Shares, the shares offered will be registered under the Securities Act and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of this Agreement or will be required in connection with the issuance of shares of the Preferred Shares, except such action as required by applicable state securities laws;

                           (vii) the execution and delivery of this Agreement
and the issuance and delivery of the Preferred Shares do not and will not conflict with, violate, or result in a breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation, any order or decree of any court or public authority having jurisdiction over the Fund, or any mortgage, indenture, contract, agreement or undertaking to which the Fund is a party or by which it is bound; and

                           (viii) no taxes are payable upon or in respect of the
execution of this Agreement or will be payable upon or in respect of the issuance of the Preferred Shares.

         5.2 Representations and Warranties of the Auction Agent.

         The Auction Agent represents and warrants to the Fund that:

                           (i) the Auction Agent is duly organized and is
validly existing as a banking corporation in good standing under the laws of the State of New York and has the corporate power to enter into and perform its obligations under this Agreement; and

                           (ii) this Agreement has been duly and validly
authorized, executed and delivered by the Auction Agent and constitutes the legal, valid and binding obligation of the Auction Agent, enforceable against the Auction Agent in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

VI. THE AUCTION AGENT.

         6.1 Duties and Responsibilities.

                  (a) The Auction Agent is acting solely as agent for the Fund hereunder, owes no fiduciary duties to any Person by reason of this Agreement, and owes no duties, fiduciary or otherwise, to any other Person by reason of this Agreement.

                  (b) The Auction Agent undertakes to perform such duties and only such duties as are set forth specifically in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

                  (c) In the absence of willful misconduct or gross negligence on its part, the Auction Agent shall not be liable for any action taken, suffered or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement.

                  (d) In no event shall the Auction Agent be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Auction Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

         6.2 Rights of the Auction Agent.

                  (a) The Auction Agent may conclusively rely upon, and shall be fully protected in acting or refraining from acting upon, any communication authorized hereby and any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document reasonably believed by it to be genuine. The Auction Agent shall not be liable for acting or refraining from acting upon any telephone communication authorized hereby which the Auction Agent reasonably believes in good faith to have been given by the Fund or by a Broker-Dealer. The Auction Agent may record telephone communications with the Fund or with the Broker-Dealers or with both.

                  (b) The Auction Agent may consult with counsel of its choice, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reasonable reliance thereon.

                  (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder. The Auction Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Fund.

                  (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys (other than its officers and employees) and shall not be responsible for the negligence or misconduct of any such agent or attorney selected and appointed by it with due care.

                  (e) The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been grossly negligent in ascertaining the pertinent facts necessary to make such judgment.

                  (f) The Auction Agent shall not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own and those of its Authorized Officers, employees, agents, and attorneys. The Auction Agent makes no representations as to and shall have no liability with respect to the correctness of the recitals in, or the validity, accuracy or adequacy of this Agreement, any Broker-Dealer Agreement, any offering material used in connection with the offer and sale of the Preferred Shares or any other agreement or instrument executed in connection with the transactions contemplated herein or in any thereof. The Auction Agent shall have no obligation or liability in respect of the registration or exemption therefrom of the Preferred Shares under federal or state securities laws in respect of the sufficiency or the conformity of any transfer of the Preferred Shares pursuant to the terms of the Auction Agency Agreement, any Broker-Dealer Agreement, or any other document contemplated thereby or related thereto.

                  (g) Whenever in the administration of the provisions of this Agreement the Auction Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter may, in the absence of gross negligence or willful misconduct on the part of the Auction Agent, be deemed to be conclusively proved and established by a certificate signed by the Fund or the Broker-Dealer, and delivered to the Auction Agent and such certificate, in the absence of gross negligence or willful misconduct on the part of the Auction Agent, shall be full warrant to the Auction Agent for any action taken or omitted by it under the provisions of this Agreement upon the faith thereof. Upon receipt of any such certificate signed by the Fund or a Broker-Dealer, the Auction Agent shall promptly provide a copy of said certificate to the Broker-Dealer or the Fund, respectively.

                  (h) The Auction Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document furnished by Fund or the Broker-Dealer, except to the extent that such failure to investigate would be deemed grossly negligent.

                  (i) Any corporation into which the Auction Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Auction Agent shall be a party, or any corporation succeeding to the Dealing and Trading business of the Auction Agent shall be the successor of the Auction Agent hereunder, with the consent of the Fund but without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where any instrument of transfer or assignment may be required by law to effect such succession, anything herein to the contrary notwithstanding.

         6.3      Compensation, Expenses and Indemnification.

                  (a) The Fund shall pay to the Auction Agent from time to time such reasonable compensation for all services rendered by it under this Agreement and under the Broker-Dealer Agreements as shall be set forth in a separate writing signed by the Fund and the Auction Agent, subject to adjustments if the Preferred Shares no longer are held of record by the Securities Depository or its nominee or if there shall be such other change as shall increase or decrease materially the Auction Agent's obligations hereunder or under the Broker-Dealer Agreements.

                  (b) The Fund shall reimburse the Auction Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and of the Broker-Dealer Agreements (including the reasonable compensation, expenses and disbursements of its agents and counsel), except any expense, disbursement or advance attributable to its gross negligence or willful misconduct, or that of its officers, directors or employees.

                  (c) The Fund shall indemnify the Auction Agent and its officers, directors, employees and agents for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Auction Agent arising out of or in connection with its agency under this Agreement and under the Broker-Dealer Agreements, including the costs and expenses of defending itself against any claim of liability in connection with its exercise or performance of any of its duties hereunder and thereunder, except such as may result from its gross negligence or willful misconduct, or that its officers, directors or employees.

         6.4      Force Majeure

                  The Auction Agent shall not be responsible for or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; acts of terrorism; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services (provided that Auction Agent has not been grossly negligent with respect to selection, operation or maintenance of such utilities, computer (hardware or software) or communications service); accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Auction Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

VII. MISCELLANEOUS.

         7.1      Term of Agreement.

                  (a) The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Fund may terminate this Agreement at any time by so notifying the Auction

Agent in writing, provided that, if any Preferred Shares remain outstanding, the Fund shall have entered into an agreement with a successor auction agent. The Auction Agent may terminate this Agreement upon prior notice to the Fund on the date specified in such notice, which date shall be no earlier than 60 days after delivery of such notice. The Auction Agent may resign after 30 days following the delivery of notice to the Fund that the Auction Agent has not been paid amounts due to it. If the Auction Agent terminates this Agreement while any Preferred Shares remains outstanding, the Fund shall use its best efforts to enter into an agreement with a successor auction agent containing substantially the same terms and conditions as this Agreement.

                  (b) Except as otherwise provided in this Section 7.1(b), the respective rights and duties of the Fund and the Auction Agent under this Agreement shall cease upon termination of this Agreement. The Fund's representations, warranties, covenants and obligations to the Auction Agent under Sections 5.1 and 6.3 hereof, and the Auction Agent's representations and warranties under Section 5.2 hereof shall survive the termination hereof. Upon termination of this Agreement, the Auction Agent shall (i) resign as Auction Agent under the Broker-Dealer Agreements, (ii) at the Fund's written request, deliver promptly to the Fund copies of all books and records maintained by it in connection with its duties hereunder, and (iii) at the written request of the Fund, transfer promptly to the Fund's custodian or to any successor auction agent any funds deposited by the Fund with the Auction Agent (whether in its capacity as Auction Agent or as Paying Agent) pursuant to this Agreement which have not been distributed previously by the Auction Agent in accordance with this Agreement.

         7.2 Communications.

         Except for (i) communications authorized to be made by telephone pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party at its address or telecopier number set forth below:



If to the Fund,                     Van Kampen Investments Inc.
addressed to:                       Attn: Howard Tiffen
                                    1221 Avenue of the Americas
                                    New York, New York 10020


If to the Auction Agent,            The Bank of New York
addressed to:                       Corporate Trust Administration
                                    100 Church Street, 8th Floor
                                    New York, New York  10286
                                    Attention: Corporate Trust Dealing and
                                               Trading Group --   Auction Desk
                                    Telephone No.: (212) 437-6166
                                    Facsimile No.: (212) 437-6123



or such other address or telecopier number as such party hereafter may specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Fund by a Fund Officer and on behalf of the Auction Agent by an Authorized Officer.

         7.3      Entire Agreement.

         This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof, except for written agreements relating to the compensation of the Auction Agent.

         7.4      Benefits.

         Nothing herein, express or implied, shall give to any Person, other than the Fund, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

         7.5      Amendment; Waiver.

                  (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. The Fund shall notify the Auction Agent in writing of any change in the Certificate of Vote prior to the effective date of any such change. If any such change in the Certificate of Vote materially increases the Auction Agent's obligations hereunder, the Fund shall obtain the written consent of the Auction Agent prior to the effective date of such change.

                  (b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

         7.6      Successors and Assigns.

         This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of the Fund and the Auction Agent. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party, which consent shall not be withheld unreasonably.

         7.7      Severability.

         If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

         7.8      Execution in Counterparts.

         This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         7.9      Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly in said state.

         7.10      Jurisdiction.

         The parties agree that all actions and proceedings arising out of this Auction Agency Agreement or any of the transactions contemplated hereby shall be brought in the County of New York, and, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such County. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.





                            [Signature pages follow]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                  VAN KAMPEN SENIOR INCOME TRUST



                                  By:
                                     ------------------------------------
                                     Name:
                                     Title:


                                  THE BANK OF NEW YORK, As Auction Agent



                                  By:
                                     ------------------------------------
                                     Name:
                                     Title:

                                                                       EXHIBIT A




                         VAN KAMPEN SENIOR INCOME TRUST



                              THE BANK OF NEW YORK,
                                as Auction Agent



                          ----------------------------


                             BROKER-DEALER AGREEMENT

                           dated as of _________, 2004

                                   Relating to

                   Auction Preferred Shares (Preferred Shares)

              Series M, Series T, Series W, Series TH and Series F

                                       of

                         VAN KAMPEN SENIOR INCOME TRUST

                          ----------------------------



                                 [BROKER DEALER]

                                                                       EXHIBIT B




                         VAN KAMPEN SENIOR INCOME TRUST
                    FORM OF CERTIFICATE OF VOTE ESTABLISHING
                 A CLASS OF PREFERRED SHARES (THE "CERTIFICATE")

         Van Kampen Senior Income Trust, a Massachusetts business trust (the "Trust"), certifies that:

         FIRST: Article VI of the Trust's Declaration of Trust (which, as hereafter restated or amended from time to time, is together with this Certificate herein called the "Declaration") empowers the Board of Trustees of the Trust (the "Board") to authorize the issuance of one or more series of a class of preferred shares, provided that to the extent required by the Investment Company Act of 1940, as amended (the "1940 Act"), no such series shall have priority over any other series within its class upon the distribution of assets or in respect of the payment of dividends.

         SECOND: Pursuant to the authority so vested in the Board of Trustees of the Trust, the Board has, by resolution, authorized the creation of 28,000 Auction Rate Cumulative Preferred Shares, $0.01 par value, liquidation preference $25,000 per share, classified as Series M, T, W, TH and F (collectively, the "Series") Auction Rate Cumulative Preferred Shares (collectively, the "Preferred Shares").

         THIRD: The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series of Preferred Shares are as follows:

                                   DESIGNATION

         SERIES M: A series of 5,600 Preferred Shares, liquidation preference $25,000 per share, is hereby designated "Series M Auction Rate Cumulative Preferred Shares" ("Series M"). Each share of Series M may be issued on a date to be determined by the Board or pursuant to their delegated authority; have an initial Applicable Rate and an initial Dividend Payment Date as shall be determined in advance of the issuance thereof by the Board or pursuant to their delegated authority; and have such other preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Declaration applicable to preferred shares of the Trust, as are set forth in Part I and Part II of this Certificate. The Series M shall constitute a separate series of Preferred Shares of the Trust.

         SERIES T: A series of 5,600 Preferred Shares, liquidation preference $25,000 per share, is hereby designated "Series T Auction Rate Cumulative Preferred Shares" ("Series T"). Each share of Series T may be issued on a date to be determined by the Board or pursuant to their delegated authority; have an initial Applicable Rate and an initial Dividend Payment Date as shall be determined in advance of the issuance thereof by the Board or pursuant to their delegated authority; and have such other preferences, rights, voting powers, restrictions,

                                    EXHIBIT C

                  (Note: To be used only for transfers made other than pursuant to an Auction)

                                  TRANSFER FORM

         Re:      VAN KAMPEN SENIOR INCOME TRUST
                  Auction Preferred Shares ("Preferred Shares")


We are (check one):

         [ ]      the Existing Holder named below;

         [ ]      the Broker-Dealer for such Existing Holder; or

         [ ]      the Agent Member for such Existing Holder.


         We hereby notify you that such Beneficial Owner has transferred ___________ Series __ Preferred Shares to ________________________________.


                                                ________________________________
                                                (Name of Existing Holder)


                                                ________________________________
                                                (Name of Broker-Dealer)



                                                ________________________________
                                                (Name of Agent Member)

By:___________________
    Printed Name:
    Title:

                                    EXHIBIT D

          (Note: To be used only for failures to deliver or to pay for Preferred Shares sold pursuant to an Auction)

                         NOTICE OF A FAILURE TO DELIVER


         We are a Broker-Dealer for ___________________ (the "Purchaser"), which purchased ________ Series __ Preferred Shares of VAN KAMPEN SENIOR INCOME TRUST in the Auction held on _____________________ from the seller of such shares.

         We hereby notify you that (check one):

         _____ the Seller failed to deliver such shares to the Purchaser.

         _____ the Purchaser failed to make payment to the Seller upon delivery of such shares.


                                         Name:   __________________________
                                                 (Name of Broker-Dealer)


                                         By:     __________________________
                                                 Printed Name:
                                                 Title:

                                      D-1